Exhibit 99.1

AVITA Medical Announces Management Changes and Fourth Quarter 2022 Earnings Conference Call

VALENCIA, Calif., and MELBOURNE, Australia, January 19, 2023 (GLOBE NEWSWIRE) — AVITA Medical, Inc. (NASDAQ: RCEL, ASX: AVH) (“AVITA Medical” or the “Company”), a regenerative medicine company leading the development and commercialization of first-in-class devices and autologous cellular therapies for skin restoration, announced today changes to its management structure designed to advance its strategic growth plans and accelerate execution under recently appointed Chief Executive Officer, James Corbett. To align with AVITA Medical’s new operating structure, the following organizational changes will be effective January 19, 2023:

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Product development, operations, and regulatory affairs will report directly to the CEO. James Corbett has over 30 years of extensive experience managing and building these business functions. These organizational changes are designed to streamline AVITA Medical’s operations in order to advance its strategic growth plans and drive sustained growth.

•	As part of this transition, Chief Operating Officer, Kathy McGee, will be leaving the organization. The Company does not plan to replace the role of Chief Operating Officer.

In addition to the aforementioned organizational changes, Chief Financial Officer, Michael Holder, has announced his departure, effective January 19, 2023. The Company is initiating an external search for a new Chief Financial Officer with the capabilities and qualifications necessary to help accelerate its growth strategies. During this transition period, the Company’s Senior Vice President of Finance, Sean Ekins, will serve as interim CFO.

“AVITA Medical is well positioned to execute on a commercial growth strategy with imminent new indications that will allow us to continue improving the lives of and outcomes for our patients,” said James Corbett, CEO of AVITA Medical. “These changes flatten our organization, increase collaboration, and improve business functionality, which will allow us to deliver results quickly and efficiently. Further, the realignment will allow the operational flexibility needed to drive the changes necessary to advance AVITA Medical’s strategic growth plans. On behalf of the Board and AVITA Medical’s management team, I would like to thank Michael and Kathy for their significant contributions during their respective tenures.”

Conference Call and Webcast Information

The Company will report its fourth quarter 2022 financial results after the close of the U.S. financial markets on Thursday, February 23, 2023. Following the earnings release, AVITA Medical will host a conference call and webcast at 1:30 p.m. Pacific Time (Friday, February 24, 2023, at 8:30 a.m. Australian Eastern Daylight Time). During the call, the Company will communicate its financial results, business highlights, and the following:

•	Revenue guidance for the first quarter 2023

•	Revenue guidance for the full year 2023

Authorized for release by the Chief Executive Officer of AVITA Medical, Inc.

ABOUT AVITA MEDICAL, INC.

AVITA Medical® is a regenerative medicine company leading the development and commercialization of devices and autologous cellular therapies for skin restoration. The RECELL® System technology platform, approved by the FDA for the treatment of acute thermal burns in both adults and children, harnesses the regenerative properties of a patient’s own skin to create Spray-On Skin™ cells. Delivered at the point-of-care, RECELL enables improved clinical outcomes and validated cost savings. RECELL is the catalyst of a new treatment paradigm and AVITA Medical is leveraging its proven and differentiated capabilities to develop first-in-class cellular therapies for multiple indications, including soft tissue repair and repigmentation of stable vitiligo lesions.

AVITA Medical’s first U.S. product, the RECELL System, was approved by the U.S. Food and Drug Administration (FDA) in September 2018. The RECELL System is approved for acute partial-thickness thermal burn wounds in patients 18 years of age and older or application in combination with meshed autografting for acute full-thickness thermal burn wounds in pediatric and adult patients. In February 2022, the FDA reviewed and approved the PMA supplement for RECELL Autologous Cell Harvesting Device, an enhanced RECELL System aimed at providing clinicians a more efficient user experience and simplified workflow.

The RECELL System is used to prepare Spray-On Skin™ Cells using a small amount of a patient’s own skin, providing a new way to treat severe burns, while significantly reducing the amount of donor skin required. The RECELL System is designed to be used at the point of care alone or in combination with autografts depending on the depth of the burn injury. Compelling data from randomized, controlled clinical trials conducted at major U.S. burn centers and real-world use in more than 15,000 patients globally, reinforce that the RECELL System is a significant advancement over the current standard of care for burn patients and offers benefits in clinical outcomes and cost savings. Healthcare professionals should read the INSTRUCTIONS FOR USE—RECELL Autologous Cell Harvesting Device (https://recellsystem.com) for a full description of indications for use and important safety information including contraindications, warnings, and precautions.

In international markets, our products are approved under the RECELL System brand to promote skin healing in a wide range of applications including burns, soft tissue repair, vitiligo, and aesthetics. The RECELL System is TGA-registered in Australia, received CE-mark approval in Europe and has PMDA approval in Japan.

To learn more, visit www.avitamedical.com.

FOR FURTHER INFORMATION:

Investors & Media AVITA Medical, Inc. Jessica Ekeberg Phone +1-661-904-9269 investor@avitamedical.com media@avitamedical.com